Exhibit 10.5

October 10, 2016

Pete Collins

626 Canterbury Road

San Marino, CA 91108

Re: Offer of Employment

Dear Pete:

Veritone, Inc. (the “Company”) is pleased to offer you full-time employment on the following terms:

1.         Position. You will be employed in the full-time position of Senior Vice President, Finance, Chief Financial Officer. In this position, you will report to Chad Steelberg, Chief Executive Officer, or as otherwise directed by him, and your base of employment will be the Company’s headquarters in Newport Beach, California. A description of this position, and other job-related expectations, will be provided to you after you commence your employment. Your employment status will be exempt and therefore ineligible for overtime.

As a full-time employee, the Company requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position.

2.         Cash Compensation. In this position, you will be eligible to earn a base salary and variable compensation as summarized below:

•	Base Salary

In this position, you will earn a base salary, initially payable at the approximate gross rate of eight thousand three hundred thirty-three dollars and thirty-three cents ($8,333.33) per semi-monthly pay period that equates to two hundred thousand dollars ($200,000.00) on an annualized basis.

•	Variable Compensation

In addition to your base salary, you will be eligible for performance-based variable compensation with your 2016 variable compensation targeted at one hundred thousand dollars ($100,000), payable annually, based upon your achievement of mutually agreed to personal and corporate objectives. In addition, in the event the Company has a successful Initial Public Offering (IPO) before January 15, 2017, an additional fifty thousand dollars ($50,000) bonus will be paid out.

Salaries may be reviewed from time to time by the Company, and adjusted upon notice to you. All compensation is payable less deductions authorized by you, all tax withholdings and other amounts as the Company, in its sole discretion, deems necessary or permitted by applicable law, and subject to adjustment for approved unaccrued sick or vacation time. Compensation will be paid in accordance with the Company’s established policies and procedures, and regular pay days.

3.         Equity. Subsequent to the commencement of your employment, and satisfaction of all of the conditions to employment set forth below, and subject to the approval of the Company’s Board of Directors, the Company shall grant you an option (the “Option”) to purchase shares of the Company’s

Veritone, Inc. 3366 Via Lido, Newport Beach, CA 92663

common stock. Such grant shall be for a total of thirty five thousand (35,000) shares of the Company’s common stock at a per share purchase price equal to the fair market value of the Company’s common stock as determined by the Company’s Board of Directors in its sole discretion as of the date of grant. The Option will be subject to the terms and conditions of the Company’s 2014 Stock Option / Stock Issuance Plan, as amended from time to time (the “Plan”) and shall be subject to a stock option grant notice and stock option agreement. The Option shall vest over a four (4) year schedule, with twenty five percent (25%) of the shares subject to the Option becoming vested upon your completion of twelve (12) months of continuous Service, as measured from your date of hire, and 1/48th of the shares vesting for each full month of your continuous Service thereafter. For purposes of this Offer Letter, the term “Service” shall be as defined in the 2014 Stock Option / Stock Issuance Plan.

In addition to the Initial Option, you shall be eligible for a Performance Option in the amount of ten thousand (10,000) shares of common stock in the event the Company has a successful IPO before January 15, 2017. Such Performance Option shall be at a per share purchase price equal to the fair market value of the Company’s common stock as determined by the Company’s Board of Directors in its sole discretion as of the date of grant. The Performance Option will also be subject to the terms and conditions of the Company’s 2014 Stock Option / Stock Issuance Plan, as amended from time to time (the “Plan”) and shall be subject to a stock option grant notice and stock option agreement. The Performance Option shall vest over a four (4) year schedule, with 1/48th of the shares vesting for each full month of your continuous Service following the date of such Performance Option grant. For purposes of this Offer Letter, the term “Service” shall be as defined in the 2014 Stock Option / Stock Issuance Plan.

In the event of a Change in Control of the Company, as defined in the Company’s Plan, your then unvested Initial Options and Performance Options, if any, shall vest in full up to a limit that shall be equal to one year (25% of each of the total Initial Option grant and Performance Option grant, if any) of your total Initial Option grant and Performance Option grant that shall remain unvested as of the date of the Change in Control (“Remaining Unvested Options”) that shall vest monthly on a straight line basis (1/12th per month) over the twelve (12) months immediately subsequent to the date of the Change in Control in the event that the Company’s acquirer assumes the Plan and continues your employment with the Company. In the event your employment is terminated without cause following a Change in Control, the Remaining Unvested Options shall immediately vest.

5.         Employee Benefits. You will be eligible for all employee benefits and to participate in all employee benefit plans the Company makes available to its full-time employees subject to the terms and conditions of the personnel policies or benefit plans, as applicable, governing the benefits. Generally, these benefits and benefit plans include paid sick time, paid vacation time, paid holidays, health insurance, and a Section 401(k) retirement savings plan. The Company reserves the right to change compensation and benefits from time to time as it deems appropriate or necessary.

As you work, you will accrue vacation at a rate equal to fifteen (15) days of paid vacation and sick time at a rate equal to five (5) days paid sick time each calendar year (prorated for any partial year of service) pursuant to the Company’s then existing vacation and sick policies.

6.         At-Will Employment. Your employment relationship with the Company is at all times “at will.” This means that both you and the Company retain the right to terminate the employment relationship at any time, with or without cause or any particular notice or procedures. It also means that the Company reserves the right to determine and change, in its sole business judgment and discretion, your job title, duties, reporting relationship, base of employment, sales territory, cash compensation, employee benefits and benefit plans it makes available to employees, and other policies and any other term and condition of your employment.

The first ninety (90) days of employment is an introductory period. During this time, you are able to learn about the Company, your position, and your new surroundings. Your job performance, attendance, attitude and overall interest in your job will be observed by your supervisor. Throughout the introductory period, the Company will assess your suitability as an employee. Should you fail to demonstrate the commitment, performance and attitude expected by the Company, you may be terminated at any time during the introductory period. Completion of the introductory period does not change or alter the at-will employment relationship. You will continue to have the right to terminate employment at any time, with or without cause or notice, and the Company has a similar right. For reasons identified by management, the Company may choose to extend your introductory period as necessary to provide you a further opportunity to demonstrate your ability to perform your job, and you will be notified if your introductory period is extended.

7.         Compliance Law & Company Policies. As a condition of your employment with the Company, you will be required to comply with applicable laws, and abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time, including, but not limited to, its equal employment opportunity, anti-harassment, conflict of interest and business ethics policies.

8.         Conditions of Offer & Employment. The following conditions apply to this offer, and employment pursuant to this offer:

•

You represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, the Company as its employee; (ii) you have not and shall not bring onto Company premises, or use or disclose, directly or indirectly, in the course of your employment with the Company, any confidential or proprietary information or trade secrets of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this letter.

•	All information you provided to the Company regarding your experience, skills, accomplishments, credentials and background experience are true and correct and without omission.

•

In accordance with federal law, you will be able to provide and you will provide the Company with documents that establish your identity and right to work for the Company in the United States. A list of all acceptable documents can be found online within the Form I-9 instructions at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf. You must provide these documents for the Company’s inspection within the first three (3) days of employment.

•

Your consent to reference and background checks, and the results of the foregoing are satisfactory to the Company. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you should defer reliance on this offer. You will be provided with a disclosure of your rights under the relevant federal and state law, and an authorization for you to sign permitting the Company, through a third party, to perform and receive the results of a background check.

•	Your return of the enclosed copy of this letter, after being signed by you without modification, no later than October 12, 2016, after which time this offer will expire.

•	Your return of a completed and signed Employment Application.

•

Your return of a completed and signed Employee Non-Disclosure and Proprietary Information and Inventions Agreement without modification (“PIIA”). You must return your signed PIIA with a signed copy of this letter.

If you accept this offer, this letter, together with your signed PIIA, will constitute your complete and exclusive agreement with the Company concerning your employment with the Company. The terms in this letter supersede any other representations, negotiations or agreements made to you by the Company and any person associated with the Company, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s business judgment and discretion in this letter) without a written agreement signed by you and a duly authorized Executive Officer of the Company. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing

If you wish to accept employment with the Company under the terms described above, please sign and date this letter along with all of the above referenced pre-employment documents, and return them to veritonehr@managease.com by October 12, 2016, after which the offer expires and becomes null and void. If you choose to accept, your start date will be on or before October 24, 2016 subject to the results of the background check.

Pete, on behalf of the Company, I look forward to your favorable reply, and to a productive and enjoyable work relationship.

Sincerely,

VERITONE, INC.

/S/ CHAD STEELBERG

Chad Steelberg

Enclosures

I accept the foregoing offer of employment. I have read and understand and agree to its terms. I understand that this offer sets forth the entire agreement between myself and the Company, regarding the terms of employment and supersedes any prior agreements, understanding or discussion which I may have prior to signing this offer letter.

/s/ Pete Collins	10/11/16
Pete Collins	Date

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

January 23, 2017

Pete Collins

626 Canterbury Road

San Marino, CA 91108

Re:	Amendments to Offer Letter and Time-Based Stock Issuance Agreement

Dear Pete:

This letter agreement memorializes the prior agreement between you and Veritone, Inc. (the “Company”) regarding the modification of your offer letter from the Company dated October 10, 2016 (the “Offer Letter”). By countersigning this letter agreement below, the Company and you agree as follows:

1.    Equity Grants. On October 31, 2016, the Company issued to you an aggregate of forty-five thousand (45,000) shares of restricted common stock of the Company (the “Shares”) under the 2014 Stock Issuance/Stock Option Plan (the “Plan”) pursuant to two Stock Issuance Agreements entered into between you and the Company, covering the following: (a) thirty-five thousand (35,000) Shares that vest over a four (4) year period provided that you remain in Service (as defined in the Plan) with the Company (the “Initial Shares”); and (b) an additional ten thousand (10,000) Shares (the “Performance Shares”) that have the same time-based vesting schedule and also have performance-based vesting requirements related to the Company’s timely completion of an initial public offering. You agree that the Initial Shares and Performance Shares were issued to you in lieu of (and in full satisfaction of) the Company’s obligations to issue any options or other equity to you under Section 3 of the Offer Letter. In addition, on November 8, 2016, the Company issued to you a supplemental grant of twenty thousand (20,000) shares of restricted common stock of the Company under the Plan (the “Restricted Shares”). You filed a Section 83(b) election with the Internal Revenue Service for only the Restricted Shares and did not make such an election with respect to any of the Initial Shares or Performance Shares.

2.    Amendment of Supplemental Stock Issuance Agreement. You agree that the Stock Issuance Agreement for the Initial Shares is not being modified by this letter agreement and shall remain in full force and effect; however, you do confirm and agree that performance requirement for the Performance Shares was not met, and accordingly, the Performance Shares were forfeited and cancelled as of January 15, 2017. The Company and you agree that the Stock Issuance Agreement dated November 8, 2016 related to the issuance of the Restricted Shares (the “Supplemental SIA”) shall be amended (a) to delete Section F of the Supplemental SIA (Repurchase Right) in its entirety; and (b) to add a new Section F to the Supplemental SIA in lieu thereof, which shall provide in full as follows:

“F.      Acceleration of Unvested Shares Under Certain Circumstances.

1.    Partial Acceleration Upon Termination Without Cause. Notwithstanding anything to the contrary contained in Section D above, in the event the Company terminates Participant’s employment with the Corporation without Cause (as defined below), then the Acceleration Shares (as defined

Veritone, Inc. 3366 Via Lido, Newport Beach, CA 92663

below) shall vest in full effective as of the date of Participant’s termination of employment (the “Termination Date”) and such Acceleration Shares shall no longer be subject to forfeiture. The “Acceleration Shares” shall be defined as the number of Unvested Shares calculated by adding the following: (i) the number of Issued Shares resulting from the division of (a) all income and other taxes actually paid by Participant for the Unvested Shares (resulting from Participant’s election under Section 83(b) of the Internal Revenue Code, as amended), by (b) the Fair Market Value of the Common Stock on the Termination Date (the “Initial Acceleration Shares”); plus (ii) the number of Issued Shares resulting from the division of (a) the amount of federal and state capital gain taxes that would be payable by Participant assuming Participant sold all of the Initial Acceleration Shares as of the Termination Date at a price per share equal to the Fair Market Value of the Common Stock on the Termination Date (based on then applicable tax rates in effect on the Termination Date) by (b) the Fair Market Value of the Common Stock on the Termination Date (the “Additional Acceleration Shares”). For purposes of clarity, Participant shall not be required to sell any of the Acceleration Shares, but rather such sale is being assumed in order to determine the cost to Participant of realizing the value of the taxes paid for the Issued Shares being forfeited upon such termination. For the purposes of this Agreement, “Cause” shall mean (A) a breach by Participant of a material provision of Participant’s Offer Letter with the Corporation or of Participant’s proprietary information and invention assignment with the Corporation, (B) failure or refusal by Participant to comply in any material respect with the lawful policies, standards or regulations of the Corporation, (iii) gross negligence or willful misconduct by Participant in the performance of Participant’s duties or responsibilities to the Corporation that causes material harm to the Corporation, its business or reputation, or (iv) Participant’s conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety or moral turpitude or in any felony criminal proceeding, in each case that is materially detrimental to the reputation, character or standing of the Corporation; provided that, with respect to the actions, events or conditions described in the foregoing clauses (i) and (ii) above, any termination by the Corporation shall be presumed to be other than for Cause unless (A) the Corporation provides written notice to Participant of the applicable action, event or condition allegedly constituting Cause, and (B) Participant fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within ten (10) days after delivery of such written notice, provided that such action, event or condition is capable of being cured, rescinded or remedied.

2.    Acceleration Upon a Change in Control. In the event of a Change in Control of the Corporation (as defined in the Plan), if the forfeiture restrictions or repurchase rights applicable to the unvested shares of Common Stock subject to an award are not to be assigned to the successor corporation or parent thereof (including affirmative assignments or assignments by operation of law) or otherwise continued in full force and effect, then the forfeiture restrictions or repurchase rights applicable to all of the then unvested shares of Common Stock subject to an award shall terminate automatically immediately prior to the time of the Change in Control, and the shares of Common Stock subject to such award shall immediately vest in full.”

3.    Effect of Amendment. Except as specifically amended by this letter agreement, the Offer Letter and the Supplemental SIA shall remain unmodified and in full force and effect, and shall be read together and construed in accordance with their terms.

4.    At Will Employment. Nothing in this letter agreement shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining you, which rights are hereby expressly reserved by each, to terminate your Service at any time for any reason, without or without cause.

5.    General Provisions.

5.1    Governing Law; Entire Agreement. This letter agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof. This letter agreement, the Stock Issuance Agreements related to the Shares and the Restricted Shares, and the Plan shall constitute the full and entire understanding and agreement between Participant and the Company with regard to the subject matter hereof and thereof.

5.2    Severability. If any provision of this letter agreement or the Supplemental SIA becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this letter agreement and the balance of this letter agreement shall be enforceable in accordance with its terms.

5.3    Titles and Subtitles. The titles and subtitles used in this letter agreement are used for convenience only and are not to be considered in construing or interpreting this letter agreement.

If you agree with all of the foregoing terms and provisions, please sign and date this letter and return them to my attention by January 30, 2017. If you have any questions regarding this matter or this letter agreement, please don’t hesitate to contact me or the Company’s outside counsel, Ellen Bancroft.

Sincerely,

VERITONE, INC.

/S/ CHAD STEELBERG

By:     Chad Steelberg, CEO

I hereby accept the foregoing amended Offer Letter. I have read and understand and agree to its terms. I understand that the Offer Letter, as so amended, together with the Stock Issuance Agreements and sets forth the entire agreement between myself and the Company, regarding the terms of employment and supersedes any prior agreements, understanding or discussion which I may have prior to signing this letter agreement.

/S/ PETER F. COLLINS	Date: January 23, 2017
Peter F. Collins